Exhibit 10.5

MEMORANDUM OF UNDERSTANDING

This Memorandum of Understanding is entered into this the 8th day of April, 2008 among WAYMON L. HICKMAN (“Hickman”), FIRST FARMERS AND MERCHANTS BANK (“Bank”), and FIRST FARMERS AND MERCHANTS CORPORATION (‘Corporation”),

WHEREAS, Hickman will continue with an active presence I the bank and serve as an “Ambassador” for Bank in the seven counties, and

WHEREAS, Hickman will continue to serve as a Honorary Board Member for life, maintain the title of Senior Chairman of the Board and serve in various civic, professional and charitable positions, representing the bank by his services to those organizations,

BE IT RESOLVED, that as consideration for the services set out above, Hickman shall receive the following compensation:

(A)          $5,000.00 per month, beginning May 1, 2008;

(B)           Certain benefits he now receives, including but not limited to Graymere Country Club dues, Kiwanis dues, Tennessee Bankers Association dues, other bank related expenses and the use of a bank automobile; and

(C)           Hickman shall maintain an office in the Bank.

This Memorandum of Understanding shall remain in effect until April 30, 2009, unless terminated earlier by either Party.

/s/ Waymon L. Hickman
Waymon L. Hickman

/s/ H. Terry Cook, Jr.
H. Terry Cook, Jr., Chairman
Compensation Committee
First Farmers & Merchants Bank

First Farmers and Merchants Bank

By:	/s/ T. Randy Stevens
Chief Executive Officer

First Farmers and Merchants Corporation

By:	/s/ T. Randy Stevens
Chief Executive Officer